                                  Exhibit 2.1

                           Asset Purchase Agreement

                           ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT dated as of this 29th day of January 1998, by and among FirstAmerica Automotive, Inc., a Delaware corporation, or nominee ("Purchaser"), Burgess British Cars, Inc., a California corporation ("Seller") and Keith Burgess ("Burgess").

                                R E C I T A L S

     WHEREAS, Seller owns and operates a Honda automobile dealership commonly known as Burgess Honda at 6100 Mission Street, Daly City, California (the "Dealership").

     WHEREAS, Burgess owns all of the outstanding stock of Seller.

     WHEREAS, Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller certain of the assets, properties and business of Seller utilized in its authorized Honda automobile dealership located in Daly City, California.

     NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties herein contained, the parties hereto agree as follows:

                               A G R E E M E N T

     1.  DEFINITIONS.   For the purposes of this Agreement, the herein below
terms shall have the following meanings:

         1.1 ACQUIRED ASSETS. The "Acquired Assets" are the assets and property to be purchased by Purchaser hereunder, as more fully described in Section 2.1 hereof.

         1.2 CLOSING DATE. Unless otherwise mutually agreed between Purchaser and Seller, the "Closing Date" means the 5th business day after the date on which the conditions specified in Sections 7 and 8 hereof are satisfied, but no sooner than April 15, 1998; subject, however, to the provisions of Section 18 below. The Closing shall take place at the offices of Kay & Merkle, 100 The Embarcadero, Penthouse, San Francisco, California on the Closing Date commencing at 10:00 a.m.

         1.3 FRANCHISE. "Franchise" means the Honda franchise as currently held by Seller.

         1.4  FRANCHISER.  "Franchiser" means American Honda.

         1.5 OBSOLETE PARTS. "Obsolete Parts" means factory parts which are not listed in the most current manufacturer's wholesale price book or, if listed therein, are valued at ZERO DOLLARS ($0), parts which are not returnable to the manufacturer (as defined by the

Franchiser), parts which have been in stock more than one (1) year and/or parts which are in excess of a one (1) year supply, or parts indicated as discontinued, and broken or damaged parts, regardless of whether listed in the most current manufacturers' wholesale price book.

     2.  SALE OF ASSETS.

         2.1 ACQUIRED ASSETS. Seller hereby agrees to, sell, convey, transfer, assign and deliver to Purchaser on the Closing Date, and Purchaser agrees to buy and accept as hereinafter provided all the assets related to or used in connection with the Franchise, including but not limited to those assets to be listed on Schedule 2.1 to be prepared prior to the Closing Date and then attached hereto, Honda special tools, furniture, fixtures and equipment, which special tools, furniture, fixtures and equipment shall be in good working order, and leasehold improvements used by Seller in operation of the Honda franchise, motor vehicles (new and used) (subject to exclusion of certain used vehicles in accordance with Section 3.2(c)), parts and accessories (subject to exclusion of Obsolete Parts in accordance with Section 3.2(d)), tires, work-in-progress, advertising literature, forms, supplies, customer files and data bases, parts return privileges from the Franchiser, rights under new car purchase orders and deposits relating thereto, goodwill, and Seller's customer files and books and records relating to the Acquired Assets, telephone number of Seller, all contracts, agreements or commitments which are approved by Purchaser as the same shall exist on the Closing Date; provided, however, that Seller shall retain all other assets. The parties agree that they will prepare Schedule 2.1 in conjunction with the physical inventory described in Section 3.2. hereinbelow.

     3.  CONSIDERATION FOR ACQUIRED ASSETS.

         3.1 PURCHASE PRICE. Subject to the terms and conditions of this Agreement, the consideration to be paid by Purchaser for the Acquired Assets shall be cash equal to the sum of the aggregate value of the Acquired Assets determined in accordance with Section 3.2.

         3.2 VALUATION OF ACQUIRED ASSETS. The assets set forth below shall be valued as provided below:

              (a) The price for all 1998 new unregistered and undamaged Honda model vehicles with not more than three hundred (300) miles purchased hereunder shall be the sum of the following:

                  (i) The wholesale cost of each new vehicle determined in accordance with the factory invoice, including advertising charges; plus

                  (ii) The wholesale cost of all optional parts and accessories installed in the new vehicles plus the cost of labor (determined at the internal rate pursuant to the standard factory formula) for installation of the same; LESS

                  (iii) The sum of all distributor's allowances as of the Closing

Date including, but not limited to, inventory carry-over allowances, discounts, holdbacks, rebates, contests, model changes and similar distributor's allowances related to specific automobiles transferred on the Closing Date.

              (b) The price for all 1998 unregistered and undamaged Honda demonstrator vehicles with not more than three thousand (3,000) miles purchased hereunder shall be valued in accordance with (a)(i) through (a)(iii) hereinabove less five percent (5%).

              (c) All vehicles not described in subsections (a) and (b) above which are to be purchased hereunder shall be valued at a price mutually agreed upon by Seller and Purchaser; provided, however, that if Seller and Purchaser are unable to agree on a price with respect to any individual vehicle prior to the Closing Date, then such vehicle shall be excluded from the Acquired Assets and not purchased hereunder.

              (d) All new undamaged returnable genuine Honda factory parts and accessories which are in possession of Seller as of the Closing Date and which are listed in the manufacturer's most current wholesale parts and accessories price book shall be valued at dealer cost in accordance with the manufacturer's most current wholesale parts and accessories price book as of the Closing Date; provided, however, that Obsolete Parts shall be valued at ZERO DOLLARS ($0) and shall be retained by Seller, provided that Seller removes such parts within ten
(10) days of the Closing Date.

              (e) All non-factory parts, accessories and miscellaneous inventory which are in the possession of Seller as of the Closing Date, which shall be valued at dealer cost, provided, however, that Purchaser shall have no obligations to purchase in excess of TEN THOUSAND DOLLARS ($10,000) of such items.

              (f) All work-in-progress shall be valued at cost.

              (g) All moveable furniture, fixtures, equipment and special tools shall be valued in accordance with an appraisal conducted by Harvey Clar, provided, however, that in the event that any item of furniture, fixtures, equipment, special tools or leasehold improvement is materially damaged, destroyed or removed from the Dealership between the date of the execution of this Agreement and the Closing Date, the value of said item damaged, destroyed or removed from the Dealership shall be credited against the Purchase Price. The parties acknowledge that there shall be no additional charge for leasehold improvements.

              (h) In further consideration for all other assets described in
Section 2.1 hereinabove and goodwill Purchaser shall pay to Seller the sum of THREE MILLION TWO HUNDRED THOUSAND DOLLARS ($3,200,000).

              (i) As of the close of business on the day immediately preceding the Closing Date or on such other date as mutually agreed upon by Purchaser and Seller, a physical inventory to determine the value of the new, used and demonstrator vehicles, and work-in-progress shall be taken jointly by the parties. Each party shall bear the expenses associated with its own personnel in connection with the valuation of the assets. The parties shall jointly employ an independent inventory service to take a parts and accessories inventory immediately prior to the Closing. The cost of such inventory shall be paid one-half by Purchaser and one-half by Seller.

         3.3  PAYMENT OF PURCHASE PRICE.   The purchase price to be paid by
Purchaser pursuant to this Agreement shall be paid in cash on closing.

         3.4  CLOSING AND POST-CLOSING ADJUSTMENTS.   All adjustments normal in
asset acquisitions, including but not limited to rents and employee compensation, personal property taxes, customer prepayments, if relating to a period before and after the Closing Date, shall be apportioned between Seller and Purchaser according to the number of days in the period covered thereby which occurred prior to and including the Closing Date and subsequent to the Closing Date. The aggregate amount of any adjustment shall be determined and paid as of the Closing Date. Any additional amounts determined after the Closing Date to be paid by either party under this Section 3.4 shall be paid by check delivered within seven (7) days following determination of the amount of any such adjustment.

         3.5 LIABILITIES. Purchaser shall have no obligation for any liabilities of any kind whatsoever of Seller except that Purchaser shall assume Seller's obligations as set forth on Schedule 3.5 attached hereto and all liabilities under contracts, agreements or commitments assumed by Purchaser in each case for the period commencing on the Closing Date and continuing thereafter. Seller shall be fully responsible for any and all costs or charges of any kind whatsoever arising out of such agreements for the period prior to the Closing Date. The parties acknowledge and agree that Purchaser is not assuming any employment agreements, labor agreements, collective bargaining agreements or other similar contracts.

         3.6 TRANSFER TAXES. Purchaser agrees to pay any and all sales, transfer or other similar taxes which may be imposed or payable on or in connection with the transfer of the Acquired Assets.

     4. REPRESENTATIONS AND WARRANTIES OF SELLER AND BURGESS. Seller and Burgess hereby represent, warrant and agree with Purchaser as follows:

         4.1 GOOD STANDING. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California and is entitled to and has the corporate power and authority to own or lease its property and to carry on its business in the manner and in the places where such property are now owned, leased or operated and such business is now conducted.

         4.2 TITLE TO ASSETS; LIENS AND ENCUMBRANCES. Seller will convey to Purchaser good and marketable title to the Acquired Assets, free and clear of all security interests, liens, claims, restrictions, equities and encumbrances whatsoever.

         4.3 AUTHORIZATION. The execution and delivery of this Agreement and the transactions contemplated hereby has been duly authorized by the Board of Directors of the Seller and all other corporate action, including all shareholders' approvals necessary to authorize the execution and delivery of this Agreement and the transactions contemplated hereby, have also been taken. Except for consent of the Franchiser, landlords under leases and floor plan lenders, no consent of any lender, trustee, security holder, lessor or any other person or entity is required to be obtained by Seller in connection with the execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby. This Agreement constitutes a valid and binding obligation of Seller and Burgess enforceable in accordance with its terms. Except pursuant to the Franchise, lessors, and floor plan financing, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (a) do not violate or constitute a breach of or default under any contract, agreement or commitment to which Seller or Burgess is a party, under which they are obligated or to which any of the Acquired Assets are subject to, (b) do not violate any judgment, order, statute, rule or regulation to which Seller, Burgess or any of the Acquired Assets are subject or the articles of incorporation or bylaws of the Seller, and (c) will not result in the creation of any lien, charge or encumbrance on any of the Acquired Assets.

         4.4 REPRESENTATIONS AND WARRANTIES ON CLOSING DATE. The representations and warranties of Seller and Burgess contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties have been made on and as of the Closing Date.

         4.5 LITIGATION. Except as set forth on Schedule 4.5 attached hereto, there is not pending, or, to best knowledge of Seller, threatened, any suit, action, arbitration, or legal, administrative, or other proceeding, or governmental investigation against or affecting any of the Acquired Assets. To the best knowledge of Seller and Burgess, Seller is not in default with respect to any order, writ, injunction, or decree of any federal, state, or local court.

         4.6 ENVIRONMENTAL COMPLIANCE NOTICES. Seller has received no written notice advising Seller of any defects, defaults or non-compliance in connection with the Acquired Assets pursuant to the laws, rules and regulations from any governmental agency dealing with environmental laws, except notices which have been previously complied with or waived by the governmental agency.

         4.7 COMPLIANCE WITH LAW. To the actual knowledge of Seller, Seller has complied with, and is not in violation of, applicable federal, state or local statutes, laws or regulations the violation of which would have a material adverse effect on the financial condition of the Dealership.

         4.8 FINANCIAL REPORTS. Seller has delivered to Purchaser dealer financial statements for Seller for the calendar years 1995, 1996 and 1997 ("Dealer Financial Statements"). The Dealer Financial Statements have been prepared in accordance with past practices of Seller and are true and correct in all material respects.

     5.  REPRESENTATIONS AND WARRANTIES OF PURCHASER.   Purchaser represents,
warrants and agrees with Seller and Burgess as follows:

         5.1 GOOD STANDING. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is entitled to and has the corporate power and authority to own or lease its property and to carry on its business in the manner and in the places where such property are now owned, leased or operated and such business is now conducted.

         5.2 AUTHORIZATION. The execution and delivery of this Agreement and the transactions contemplated hereby has been duly authorized by the Board of Directors of the Purchaser and all other corporate action, including all shareholders' approvals necessary to authorize the execution and delivery of this Agreement and the transactions contemplated hereby, have also been taken. This Agreement is a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms. Except for consent of the Franchiser, lessors, and lenders, no consent of any trustee, security holder or any other person or entity is required to be obtained by Purchaser in connection with the execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (a) do not violate or constitute a breach of or default under any contract, agreement or commitment to which Purchaser is a party or under which it is obligated, and (b) do not violate any judgment, order, statute, rule or regulation to which Purchaser is subject.

         5.3 REPRESENTATIONS AND WARRANTIES ON CLOSING DATE. The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

     6.  CONDUCT PRIOR TO CLOSING DATE.

         6.1 ONGOING OPERATIONS. Seller will use its best effort to preserve intact the Acquired Assets and to continue to operate the Dealership as a going concern, including, but not limited to, maintaining commercially reasonable inventories and receivables. Seller will not dispose of any of the Acquired Assets except in the ordinary course of business consistent with past practices, and will not, without limiting the foregoing, hold a "going-out-of-business" or "liquidation" sale.

         6.2 APPROVALS. Each of Purchaser and Seller will use its best efforts to obtain all permits, approvals, authorizations and consents of third parties necessary or desirable for the consummation of the transactions contemplated by this Agreement and for the ownership and operation by Purchaser of the Acquired Assets and the Dealership related thereto. Purchaser and Seller shall proceed as promptly as practicable after the date hereof to prepare all materials necessary to obtain the consent of the Franchiser as is necessary for Purchaser to acquire the Acquired Assets and for consummation of the transactions contemplated hereby.

         6.3 COVENANT TO COMPLY. Seller and Burgess shall not take any action or fail to take any action which will make any of their representations and warranties not true and correct in all material respects on the Closing Date. Seller and Burgess shall use their best efforts to satisfy or cause to be satisfied all of the conditions precedent to Purchaser's obligations hereunder. Seller shall give Purchaser prompt written notice of any material change in any of the information contained in the representations and warranties made in
Section 4 hereof or the schedules referred to herein which occur prior to the Closing Date; provided, however, that any change in the information contained in the representations and warranties or schedules will not relieve Seller of any obligations hereunder if such changes result in a breach of the representations and warranties contained herein.

     7.  CONDITIONS OF PURCHASER'S OBLIGATIONS TO CLOSE.   The obligations of
Purchaser under this Agreement are subject to fulfillment of the conditions set forth below. Purchaser shall have the right to waive in writing all or part of any one or more of the following conditions without releasing Seller or Burgess from any liability for any loss or damage sustained by Purchaser by reason of the breach by Seller or Burgess of any covenant, obligation or agreement contained herein, or by reason of any misrepresentation made by Seller or Burgess and upon such waiver may proceed with the transactions contemplated by this Agreement.

         7.1 AGREEMENTS AND CONDITIONS. On or before the Closing Date, Seller and Burgess shall have complied with and duly performed in all material respects all agreements and conditions on its part to be complied with and performed pursuant to or in connection with this Agreement on or before the Closing Date.

         7.2 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller and Burgess contained in this Agreement, or otherwise made in writing in connection with the transactions contemplated hereby, shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date and Purchaser shall have received a certificate to that effect dated the Closing Date and executed by the President of Seller.

         7.3 NO LEGAL PROCEEDINGS. No action or proceeding shall have been instituted or threatened to restrain or prohibit the acquisition by Purchaser or the conveyance by Seller of the Acquired Assets or which might result in any material adverse change in the business, prospects or financial or other condition of the Acquired Assets.

         7.4 LOSS, DAMAGE OR DESTRUCTION. Between the date hereof and the Closing Date, there shall not have been any material loss, damage or destruction to or of any of the Acquired Assets, and there shall have been no development which would have a material adverse effect on the Dealership.

         7.5 CONSENTS. Purchaser shall have received the written approval of the Franchiser designating Purchaser or its designee as the duly authorized dealer for the sales and service of the Franchiser's automobiles at a location to be designated by Purchaser free of any material condition which is adverse to Purchaser, and Purchaser and such Franchiser shall have entered into a customary dealer sales and service agreement. All permits and licenses necessary to enable Purchaser to conduct the Franchise and service facilities shall have been obtained. All other requisite consents and approvals shall have been obtained.

          7.6 DUE DILIGENCE. Purchaser shall for a period of thirty (30) days from the date of execution of this Agreement have the right to review the books and records of the Dealership, and any other items reasonably necessary or appropriate to evaluate the Dealership. Such review shall be done at times and locations as mutually agreed between Purchaser and Seller provided that Purchaser shall use all reasonable efforts to have such review of books and records at locations away from the Dealership. Seller shall cooperate and provide such information reasonably necessary for Purchaser to conduct such due diligence review during such thirty (30) day period. In the event Purchaser does not approve of the review of the books and records by written notice to Seller within such thirty (30) day period, this Agreement shall terminate with all deposits returned to Purchaser and no further rights or obligations to either party.

         7.7 PHYSICAL AUDIT. On or before the Closing Date the valuation of the Acquired Assets pursuant to the physical audit specified in Section 3.2 shall be completed.

         7.8 TAX CLEARANCE. Seller shall have furnished to Purchaser, certificates from all appropriate federal, state, county and local authorities that all taxes and contributions payable by Seller have been paid in full. If all appropriate tax certificates are not available on the Closing Date, Purchaser shall withhold from the estimated amount of maximum unpaid tax liability reasonably determined by Purchaser which sum shall be held by Purchaser until such time as all certificates are presented in a form satisfactory to Purchaser's counsel.

         7.9 TELEPHONE CHARGES. Seller shall have obtained from its telephone company a statement that all sums billed before the Closing Date have been paid (Purchaser shall withhold from the Purchase Price, the estimated amount of the maximum unbilled liability of Seller from said telephone company for all services rendered before said date, less the pro rata amount of any billings paid by Seller for services to be rendered after the Closing Date).

         7.10 LIST OF EMPLOYEES. Seller shall furnish to Purchaser a list of all employees, their rates of pay, including, separately, base pay, and incentive and commission plans. Further Seller shall deliver to Purchaser a certificate from each of such employees showing that such employee has received from Seller all compensation including all sick leave, vacation, and any and all other compensation due such employee through the Closing Date. In addition thereto, Seller shall have complied with any and all obligation of Seller under any collective union agreements and/or collective bargaining agreements.

         7.11 BULK SALE. Seller shall furnish, in an appropriate time to comply, all affidavits and lists of creditors and such other instruments or documents as Escrow Holder shall require for Seller and Purchaser to comply with all applicable bulk sales laws.

     8. CONDITIONS OF SELLER'S OBLIGATIONS TO CLOSE. The obligations of Seller under this Agreement are subject to fulfillment of the conditions set forth below. Seller shall have the right to waive in writing all or part of any one or more of the following conditions without, however, releasing Purchaser from any liability for any loss or damage sustained by Seller by reason of the breach by Purchaser of any covenant, obligation or agreement contained herein, or by reason of any misrepresentation made by Purchaser and upon such waiver may proceed with the transactions contemplated by this Agreement.

         8.1 AGREEMENTS AND CONDITIONS. On or before the Closing Date, Purchaser shall have complied with and duly performed in all material respects all of the agreements and conditions on its part required to be complied with or performed pursuant to this Agreement on or before the Closing Date.

         8.2 REPRESENTATIONS AND WARRANTIES OF PURCHASER. The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date and Seller shall have received a certificate to that effect dated the Closing Date and executed by the President or a Vice President of Purchaser.

         8.3 PHYSICAL AUDIT. On or before the Closing Date the valuation of the Acquired Assets pursuant to Section 3.2 shall be completed.

     9.  DELIVERIES OF SELLER ON THE CLOSING DATE.   Seller agrees on the
Closing Date to deliver to Purchaser:

         9.1 TITLE TO ACQUIRED ASSETS. All conveyances, covenants, warranties, deeds, assignments, bills of sale, motor vehicle titles, confirmations, powers of attorney, approvals, consents and any and all further instruments as may be necessary, expedient or proper in order to complete any and all conveyances, transfers and assignments herein provided for and to convey to Purchaser such title to the Acquired Assets as Seller is obligated hereunder to convey.

         9.2 CERTIFICATE OF SECRETARY. Certificate of the Secretary of the Seller setting forth a copy of the resolutions adopted by Seller's Board of Directors and shareholders authorizing and approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

         9.3  CERTIFICATE. Certificate of the President of Seller referred to in
Section 7.2.

         9.4 CONSENTS. All consents, approvals, authorizations or orders of any person or entity or court or governmental agency required or necessary for the consummation of the transactions contemplated hereby, provided that Seller shall not be obligated to deliver the consent of the Franchiser.

     10. DELIVERIES OF PURCHASER ON THE CLOSING DATE. Purchaser agrees on the Closing Date to deliver or cause to be delivered:

          10.1  CONSIDERATION. The amounts to be delivered pursuant to Section
3.3 hereof.

          10.2 CERTIFICATE OF SECRETARY. Certificate of the Secretary of the Purchaser setting forth a copy of the resolutions adopted by Purchaser's Board of Directors and shareholders authorizing and approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

          10.3 CERTIFICATE. The Certificate of the President or a Vice President of the Purchaser referred to in Section 8.2.

     11. ESCROW. The parties, upon execution of this Agreement shall open an escrow with Business and Escrow Service Center, 3031 Tisch Way, Suite 1010, San Jose, CA 95128, PH: 408-296-7373, FX: 408-296-5251, ("Escrow Holder"). The
parties shall forthwith provide to Escrow Holder any and all documentation necessary for Escrow Holder to publish its notices as required by the Bulk Sale Laws of the State of California. Any and all costs of such escrow shall be paid fifty percent (50%) by Purchaser and fifty percent (50%) by Seller.

     12.  COVENANTS AFTER CLOSING DATE.

          12.1 TRANSFER OF ACQUIRED ASSETS. Seller agrees, at any time and from time to time after the Closing Date, upon the request of Purchaser, to do, execute, acknowledge and deliver, or to cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be required for the better assigning, transferring, conveying, and confirming to Purchaser, or to its successors and assigns, or for the aiding, assisting, collecting and reducing to possession of, any or all of the Acquired Assets as provided herein.

          12.2 COOPERATION. Seller will cooperate and use its best efforts to have its officers and employees cooperate with Purchaser at Purchaser's request, on and after the Closing Date, in furnishing information, evidence, testimony and other assistance in connection with any actions, proceedings, arrangements or disputes involving Purchaser and based upon contracts, arrangements, commitments or acts of Seller which were in effect or occurred on or prior to the Closing Date. From and after the Closing Date, Seller will permit Purchaser and its representatives to have access to Seller's books and records relating to the Acquired Assets for periods prior to the Closing Date.

     13.  RIGHT OF FIRST PURCHASE

          13.1 RIGHT OF FIRST PURCHASE. As material additional consideration for the performance by Purchaser of each of Purchaser's obligations hereunder, including acquisition of the Acquired Assets as provided for herein, Burgess and Tudor Enterprises, Inc., dba Menlo Honda ("Tudor") hereby grant to Purchaser a right of first purchase as provided herein. The right of first purchase provided in this section shall apply to any proposed sale of all or substantially all of the capital stock of Tudor, and shall further apply to any proposed sale of all or substantially all of the assets of Tudor. In the event that Burgess or Tudor shall receive an offer, whether or not solicited, to purchase all or substantially all of the outstanding capital stock of Tudor, or all or substantially all of the assets of Tudor, or in the further event that Burgess or Tudor shall intend to sell all or substantially all of the outstanding stock of Tudor or all or substantially all of the assets of Tudor whether or not an offer to purchase has been received, then Burgess and Tudor shall give to Purchaser written notice ("Notice") of the terms and conditions of any proposed sale of stock or assets, or pursuant to which Burgess or Tudor are willing to sell stock or assets. Purchaser shall have a period of thirty (30) days after the date on which such written Notice is deemed given within which to exercise its rights herein. Any exercise by Purchaser of its purchase rights hereunder shall be deemed to constitute the election by Purchaser to purchase all of the assets of Tudor that are related to or used in connection with the Honda franchise held by Tudor including all assets which, if purchased pursuant to this Agreement, would be categorized as Acquired Assets. The exercise by Purchaser hereunder shall result in an asset purchase without regard to whether the proposed sale, giving rise to the right hereunder, is proposed to be in the form of an asset sale or in the form of a sale of stock of Tudor. In the event of a stock sale, the purchase price which is attributable to the assets which may be acquired hereunder shall be that proportion of the purchase price payable for the stock of Tudor, which the value of the assets that would constitute acquired assets bears to the total value of all assets of Tudor. In no event, shall Purchaser be obligated on exercising its rights hereunder to purchase stock of Tudor.

     Burgess shall deliver to Purchaser together with the Notice, the current year-to-date, monthly dealer financial statement for Tudor, together with two
(2) prior year end dealer financial statements for Tudor. Further, Burgess shall deliver to Purchaser a copy of any and all leases of the premises occupied by Tudor.

     Purchaser shall exercise its rights hereunder, if at all, by written notice given to Burgess and Tudor within the thirty (30) day period referenced above. In the event that Purchaser does not exercise its rights of first purchase hereunder, then Burgess and Tudor shall thereafter have the right to complete the sale to the third party buyer, provided that the close of such transfer and conveyance shall occur within ninety (90) days following expiration of the thirty (30) day period referenced above, and further provided that the price shall be no less than, and the terms no more favorable to the buyer than the price and terms set forth in the Notice given to the Purchaser. Such sale shall be free of the right of first purchase or option to purchase provided for herein. Any sale which closes subsequent to expiration of such ninety (90) day period, or which is for a lesser price or more favorable terms (to the buyer) than set forth in the Notice, shall be deemed a new proposed sale subject to the first right of purchase rights provided to Purchaser as set forth above.

     The Closing of the transaction shall occur upon receipt by Purchaser of approval of the transaction from American Honda. Upon the exercise of the right of first purchase as provided herein, the parties shall execute a formal Agreement of Purchase and Sale, which form shall be substantially similar to this Agreement modified to set forth the terms and conditions in the Notice. The parties further agree to execute any and all documents reasonably necessary to consummate such transaction. In the event escrow is not closed within 180 days of Purchaser's exercising its right of first purchase hereunder, Purchaser's right to acquire the assets of Tudor shall terminate.

          13.2 CONSIDERATION. As consideration for the right of first purchase as provided for in this Section 13 herein, Purchaser shall pay to Tudor the sum of TWO HUNDRED THOUSAND DOLLARS ($200,000) in cash on the Close of Escrow of the acquisition of the assets of Burgess Honda pursuant to this Agreement. Such sum of TWO HUNDRED THOUSAND DOLLARS ($200,000) shall not apply against the purchase price upon the exercise of the right of first purchase as provided for in this
Section 13.

     14.  INDEMNIFICATION.

          14.1 Indemnification by Seller and Burgess. Seller and Burgess agree to indemnify and hold harmless Purchaser from and against any and all losses, costs, damages, claims and expenses (including reasonable attorneys' fees) which Purchaser may sustain at any time by reason of (a) any debt, liability or obligation of Seller and/or Burgess except obligations assumed by Purchaser, (b) any liability or obligation of any kind relating to the operations of the Acquired Assets or Dealership prior to the Closing Date, (c) any presence of hazardous materials or toxic substances located at the Closing Date in or around the premises to be assigned from Seller to Purchaser related to the underground storage tanks or other hazardous substances, or (d) the breach or inaccuracy of or failure to comply with, or the existence of any facts resulting in the inaccuracy of, any of the warranties, representations, covenants or agreements of Seller or Burgess contained in this Agreement or in any agreement or document delivered pursuant hereto or in connection herewith or with the closing of the transactions contemplated hereby. The parties acknowledge and agree that Purchaser shall have the right to repair automobiles sold and/or serviced by Seller to correct miscellaneous customer complaints that Purchaser determines in Purchaser's reasonable judgment are an obligation of Seller provided that the total of all such repairs without Seller's prior approval shall not exceed the sum of TEN THOUSAND DOLLARS ($10,000).

         14.2 INDEMNIFICATION BY PURCHASER. Purchaser agrees to indemnify and hold harmless Seller from and against any and all losses, cost, damages, claims and expenses (including reasonable attorneys' fees) which Seller may sustain at any time by reason of (a) any debt, liability or obligation of Purchaser, (b) any liability or obligation of any kind relating to the operations of the Acquired Assets or Dealership after the Closing Date, or (c) the breach or inaccuracy of or failure to comply with, or the existence of any facts resulting in the inaccuracy of, any of the warranties, representations, covenants or agreements of Purchaser contained in this Agreement or in any agreement or document delivered pursuant hereto or in connection herewith or with the closing of the transactions contemplated hereby.

          14.3 DEFENSE. Any party who receives notice of a claim for which it will seek indemnification shall promptly notify the indemnifying party in writing of such claim. The indemnifying party shall have the right to assume the defense of such action at its cost with counsel reasonably satisfactory to the indemnified party. The indemnified party shall have the right to participate in such defense with its own counsel at its cost.

     15. SURVIVAL OF REPRESENTATIONS. The parties hereto each agree that all representations, warranties and agreements contained herein shall survive the execution and delivery of this Agreement, the closing hereunder and any investigation made by any party hereto.

     16.  NO BROKER.   Purchaser on the one hand, and Seller and Burgess on the
other, represent to the other that no broker or finder has been connected with the transactions contemplated by this Agreement. In the event of a claim by any broker or finder based upon his representing or being retained by Seller or Burgess on the one hand, or by Purchaser on the other, Seller, Burgess or Purchaser, as the case may be, agrees to indemnify and save harmless the other in respect of such claim.

     17. USE OF THE NAME. Seller agrees that from and after the Closing Date, Purchaser shall have the right to use the name "Burgess Honda" or any derivative thereof or similar name in connection with the operation of the Dealership acquired hereunder.

     18.  TERMINATION.   If the Closing Date shall not have occurred on or prior
to May 30, 1998 or if Purchaser shall receive disapproval from the Franchiser prior thereto, any party that is not in default in the performance of its obligations under this Agreement may, thereafter, terminate this Agreement by giving written notice to the other party.

     19.  NOTICES.   All notices, requests or demands to a party hereunder shall be in writing and shall be given or served upon the other party by personal service, by certified return receipt requested or registered mail, postage prepaid, or by Federal Express or other nationally recognized commercial courier, charges prepaid, addressed as set forth below. Any such notice, demand, request or other communication shall be deemed to have been given upon the earlier of personal delivery thereof, three (3) business days after having been mailed as provided above, or one (1) business day after delivery through a commercial courier, as the case may be. Notices may be given by facsimile and shall be effective upon the transmission of such facsimile notice provided that the facsimile notice is transmitted on a business day and a copy of the facsimile notice together with evidence of its successful transmission indicating the date and time of transmission is sent on the day of transmission by recognized overnight carrier for delivery on the immediately succeeding business day. Each party shall be entitled to modify its address by notice given in accordance with this Section.

To Purchaser:     c/o Concord Honda
                  Attn:  Donald V. Strough
                  1300 Concord Avenue
                  Concord, CA  94520
                  Fax No.: (510) 689-8924

With a copy to:   W.Bruce Bercovich, Esq.
                  Kay & Merkle
                  100 The Embarcadero, Penthouse
                  San Francisco, CA  94105
                  Fax No.: (415) 512-9277

To Seller:        Burgess British Cars, Inc.
                  6100 Mission Street
                  Daly City, CA  94014
                  Attn:  Mr. Keith Burgess
                  Fax No.:(415) 756-4665

To Burgess:       Mr. Keith Burgess
                  6100 Mission Street
                  Daly City, CA  94014
                  Fax No. (415) 756-4665

With a copy to:   Warren Sullivan, Esq.
                  870 Market Street, Ste. 316
                  San Francisco, CA  94102
                  Fax No.: (415) 433-6869

    20.  MISCELLANEOUS.

         20.1 ENTIRE AGREEMENT. This Agreement, including the exhibits and schedules hereto, sets forth the entire agreement and understanding between the parties as to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings of every kind and nature between them and no party hereto shall be bound by any condition, definition, warranty or representation other than as expressly provided for in this Agreement or as may be on a date subsequent to the date hereof duly set forth in writing signed by the party hereto which is to be bound thereby. This Agreement shall not be changed, modified or amended except by a writing signed by the party to be charged and this Agreement may not be discharged except by performance in accordance with its terms or by a writing signed by the party to be charged.

         20.2 GOVERNING LAW. This Agreement and its validity, construction and performance shall be governed in all respects by the laws of the State of California, without giving effect to principles of conflict of laws.

         20.3 SEVERABILITY. If any provision of this Agreement or the application of any provision hereof to any person or circumstance is held invalid, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected unless the provision held invalid shall substantially impair the benefits of the remaining portions of this Agreement.

         20.4 BENEFIT OF PARTIES. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, legal representatives and assigns. This agreement may not be assigned by either party hereto except with the prior written consent of the other party hereto; provided, however, that prior to the closing date Purchaser shall have the right to assign this Agreement and its rights and obligation hereunder to a corporation owned by Purchaser, and after such assignment all references to Purchaser herein shall be to such new corporation.

         20.5 NECESSARY DOCUMENTS. Each of the parties does hereby agree to do any act and to execute any other or further documents necessary or convenient to the carrying out of the provisions of this Agreement.

         20.6 HEADINGS. The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

         20.7 ATTORNEYS' FEES. In the event that any action or proceeding is brought to enforce or interpret any provision, covenant or condition contained in this Agreement on the part of Purchaser, Seller or Burgess, the prevailing party in such action or proceeding (whether after trial or appeal) shall be entitled to recover from the party not prevailing its expenses therein, including reasonable attorneys' fees and allowable costs.

         20.8 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.


PURCHASER:                               SELLER:

FirstAmerica Automotive, Inc.            Burgess British Cars, Inc.,
a Delaware corporation                   a California corporation


By: /s/ Donald V. Strough                By: /s/ J.K. Burgess
    ---------------------------              -------------------------
    Donald V. Strough, Chairman              Keith Burgess, President

                                         BURGESS:


                                             /s/ J.K. Burgess
                                             --------------------------
                                             Keith Burgess


The undersigned hereby agrees to
the terms of Section 13 only:

TUDOR ENTERPRISES, INC.
a California corporation



By: /s/ J.K. Burgess
    ------------------------
    Keith Burgess, President

                                  SCHEDULE 2.1



                                ACQUIRED ASSETS

                                  SCHEDULE 3.5



                                  LIABILITIES

                                  SCHEDULE 4.5



                                   LITIGATION


     1.

                  FIRST ADDENDUM TO ASSET PURCHASE AGREEMENT

     This Addendum to Purchase and Sale Agreement ("Addendum") is entered into as of January 30, 1998 by and between FirstAmerica Automotive, Inc., a Delaware corporation ("Purchaser"), Burgess British Cars, Inc., a California corporation ("Seller") and Keith Burgess ("Burgess") and is made with respect to the following facts and circumstances:

     A. Purchaser, Seller and Burgess are parties to that certain Asset Purchase Agreement dated January 29, 1998 (the "Agreement") concerning the purchase and sale of that certain automobile dealership business known as Burgess Honda (the "Dealership") located at 6100 Mission Street, Daly City, California.

     B. Purchaser and Seller desire to modify the terms and conditions of the Agreement as specifically set forth in this Addendum.

     NOW THEREFORE, the parties agree to the following additions and/or modifications to the Agreement:

     1. Section 3.3 of the Agreement is hereby amended and restated in its entirety as follows:

         3.3 PAYMENT OF PURCHASE PRICE.

             (a) Within three (3) business days of execution of this First Addendum by Purchaser and Seller, Purchaser shall cause the sum of FIFTY THOUSAND DOLLARS ($50,000) (the "Deposit") to be delivered to Escrow Holder as hereinafter defined. The Deposit shall be held by the Escrow Holder in an interest bearing account, and shall be applied to the benefit of Purchaser toward the purchase price of the Dealership upon Closing. If escrow does not close, and this Agreement is terminated pursuant to Section 18 of the Agreement, the Deposit, together with all accrued interest, shall be disbursed to Purchaser, unless the provisions of Section 2 of this First Addendum are applicable, in which case the disposition of the Deposit shall be governed by the provisions of Section 2 of this First Addendum.

             (b) The balance of the purchase price determined in accordance with Section 3.2 of the Agreement to be paid by Purchaser pursuant to the Agreement shall be paid in cash on the Closing Date.

     2. LIQUIDATED DAMAGES. If Purchaser breaches this Agreement, and the transaction contemplated by this Agreement fails to close by reason thereof, Seller shall be entitled to terminate this Agreement and retain the amount of the Deposit plus any accrued interest thereon (the "Specified Sum") as liquidated damages. SELLER AND PURCHASER ACKNOWLEDGE THAT SELLER'S DAMAGES WOULD BE DIFFICULT TO DETERMINE, AND THAT THE SPECIFIED SUM IS A REASONABLE ESTIMATE OF SELLER'S DAMAGES. SELLER AND PURCHASER FURTHER AGREE THAT THIS SECTION IS INTENDED TO AND DOES LIQUIDATE THE AMOUNT OF DAMAGES DUE SELLER, AND SHALL BE SELLER'S EXCLUSIVE REMEDY AGAINST PURCHASER, BOTH AT LAW AND IN EQUITY ARISING.

FROM OR RELATED TO A BREACH BY PURCHASER OF ITS OBLIGATIONS TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

              /s/                          /s/
              -----------------            --------------------
              Seller's Initials            Purchaser's Initials

     3. Except as set forth herein, all other terms, conditions, covenants and agreements set forth in the Agreement shall remain unaltered, and in full force and effect.

     4. This First Addendum may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

     WHEREFORE, Purchaser, Seller and Burgess execute this First Addendum as of the date first above written.

PURCHASER:                          SELLER:

FirstAmerica Automotive, Inc.       Burgess British Cars, Inc.,
a Delaware corporation              a California corporation



By: /s/ Donald V. Strough           By: /s/ J.K. Burgess
    ---------------------------         --------------------------------
    Donald V. Strough, Chairman           Keith Burgess, President


                                    BURGESS:

                                    /s/ J.K. Burgess
                                    ------------------------------------
                                                Keith Burgess

                  SECOND ADDENDUM TO ASSET PURCHASE AGREEMENT

     This Second Addendum to Asset Purchase Agreement ("Second Addendum") is entered into effective May 30, 1998 by and between FirstAmerica Automotive, Inc., a Delaware corporation or nominee ("Purchaser") and Burgess British Cars, Inc., a California corporation ("Seller") and Keith Burgess ("Burgess") and is made with respect to the following facts and circumstances:

     A. Purchaser and Seller are parties to that certain written Asset Purchase Agreement dated January 29, 1998 (the "Agreement") setting forth the terms of sale of Burgess Honda, an automobile dealership located at 6100 Mission Street, Daly City, California (the "Dealership") and that certain First Addendum to Asset Purchase Agreement dated January 30, 1998 ("First Addendum").

     B. Purchaser and Seller now desire to amend and modify the terms and conditions of the Agreement as set forth in this Second Addendum.

     NOW THEREFORE, in exchange of the covenants, conditions and agreements set forth herein, the parties agree to amend the Agreement as follows:

     1. The date set forth in section 18 of the Agreement is hereby extended to and including June 30, 1998.

     2. Except as modified expressly in this Second Addendum, the First Addendum and the Agreement and each and every term and condition set forth therein, shall remain unchanged, and in full force and effect.

     WHEREFORE, Purchaser, Seller and Burgess enter into this Second Addendum on the day and year first above written.


PURCHASER:                               SELLER:

FirstAmerica Automotive, Inc.            Burgess British Cars, Inc.,
a Delaware corporation                   a California corporation


By: /s/ Donald V. Strough            By: /s/ J.K. Burgess
   ---------------------------          ----------------------------
   Donald V. Strough, Chairman              Keith Burgess, President

                                         BURGESS:


                                             /s/ J.K. Burgess
                                        ----------------------------
                                                 Keith Burgess